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                                                                   Exhibit 13(d)

                               PURCHASE AGREEMENT

                  The Charles Schwab Family of Funds (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree on the 8th day of November, 1994 as follows:

                  1. The Trust hereby offers and Schwab hereby purchases 1000 units of beneficial interest of Series J of the Trust representing interests in the series of shares known as the Schwab New York Tax-Exempt Money Fund (such 1000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $1.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $1,000 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

                  2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. The name "The Charles Schwab Family of Funds" refers to the Trust and its Trustees, representatives or agents acting under a Declaration of Trust dated as of October 20, 1989. The obligations of the Trust entered into in the name of or on behalf of the Trust by any of the Trust's Trustees, representatives or agents are not made individually, but in each such individual's Trust capacity, and are not binding upon any of the Trustees, shareholders or representatives or agents of the Trust personally, but bind only the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         Any amount owed by the Trust with respect to an obligation arising out of this Agreement shall be paid only out of the assets and property of the Schwab New York Tax-Exempt Money Fund, a series of shares of beneficial interest of the Trust.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed on the day and year first written above.

Attest:                              THE CHARLES SCHWAB FAMILY OF FUNDS

/s/ Ana S. Canillas                  By:      /s/ William J. Klipp
---------------------------                 -------------------------------
                                     Name:    William J. Klipp
                                     Title:   Senior Vice President and
                                              Chief Operating Officer

Attest:                              CHARLES SCHWAB & CO., INC.

/s/ Ana S. Canillas                  By:      /s/ Elizabeth G. Sawi
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                                     Name:    Elizabeth G. Sawi
                                     Title:   Executive Vice President